P-VA/IND-SCH(11/20)-NY 3 ANNUITY SCHEDULE ANNUITY NUMBER: [001-00001] TYPE OF BUSINESS: [Non-Qualified] OWNER: [John Doe] SEX: [Male] [OWNER: [Mary Doe] SEX: [Female]] ANNUITANT: [John Doe] SEX: [Male] [JOINT ANNUITANT: [Mary Doe] SEX: [Female]] [CONTINGENT ANNUITANT: [Mary Doe] ISSUE DATE: [March 1, 2013] ISSUE STATE: New York DATE OF BIRTH: [October 21, 1972] DATE OF BIRTH: [October 15, 1972] DATE OF BIRTH: [October 21,1972] DATE OF BIRTH: [January 15, 1952] DATE OF BIRTH: [January 15, 1952] SEX: [Female]] PURCHASE PAYMENT: [$10,000] PURCHASE PAYMENT AGE LIMITATION: [Purchase Payments may be accepted up to and including the day prior to the oldest Owner’s [86th] birthday (the Annuitant’s [86th] birthday if the Annuity is owned by an entity), unless otherwise required by applicable law or regulation to maintain the tax status of this Annuity.] We may further limit or reject additional Purchase Payments in order to manage our financial risk if market and/or economic conditions decline. MINIMUM ADDITIONAL PURCHASE PAYMENT: [$100] MINIMUM ADDITIONAL PURCHASE PAYMENT UNDER AUTOMATIC PURCHASE PLANS: [$50] CONTINGENT DEFERRED SALES CHARGE: None MINIMUM WITHDRAWAL AMOUNT: [$100] MINIMUM SURRENDER VALUE AFTER A PARTIAL WITHDRAWAL: [$2,000] MINIMUM INVESTMENT OPTION AMOUNT: [$50] INSURANCE CHARGE: MORTALITY AND EXPENSE RISK CHARGE: [ For Net Purchase Payments less than $1,000,000 the Insurance Charge is [X.XX%] For Net Purchase Payments of $1,000,000 or more the Insurance Charge is reduced to [X.XX%]] ADMINISTRATION CHARGE: [0.15%] ANNUAL MAINTENANCE FEE: [Lesser of $50 or 2% of Account Value. The fee is waived if the sum of the Purchase Payments at the time the Fee is due is greater than or equal to $100,000.] FUND ACCESS CHARGE: The Fund Access Charge will not exceed [0.70]%.

P-VA/IND-SCH(11/20)-NY 4 ANNUITY SCHEDULE (Continued) Sub-Account Fund Access Charge [American Funds Insurance Series® Blue Chip Income and Growth Fund - Class 1 [0.35%] American Funds Insurance Series® Bond Fund - Class 1 [0.35%] American Funds Insurance Series® Growth Fund - Class 1 [0.35%] American Funds Insurance Series® Growth-Income Fund - Class 1 [0.35%] American Funds Insurance Series® U.S. Government/AAA-Rated Securities Fund - Class 1 [0.35%] American Funds Insurance Series® Asset Allocation Fund - Class 1 [0.35%] American Funds Insurance Series® Ultra-Short Bond Fund - Class 1 [0.35%] DFA VA Global Moderate Allocation Portfolio [0.35%] VA International Small Portfolio [0.35%] VA International Value Portfolio [0.35%] VA Global Bond Portfolio [0.35%] VA Short-Term Fixed Portfolio [0.35%] VA U.S. Large Value Portfolio [0.35%] VA U.S. Targeted Value Portfolio] [0.35%] TRANSFER FEE: [$10 per transfer after the twentieth transfer in any Annuity Year.] MINIMUM TRANSFER AMOUNT: [$50. We may waive the Minimum Transfer Amount.] MAXIMUM NUMBER OF TRANSFERS: Currently, there are no limits on the number of transfers that can be made among Sub-accounts in an Annuity Year. We may restrict the number of transfers among Sub-accounts per Annuity Year, but in no event will the Maximum Number of Transfers be less than [20]. LATEST AVAILABLE ANNUITY DATE: [The first day of the calendar month next following the oldest Owner’s or Annuitant’s 95th birthday.] EARLIEST AVAILABLE ANNUITY DATE: Thirteen months from the Issue Date MINIMUM ANNUITY PAYMENT: $20 per month MINIMUM SURRENDER VALUE AT ANNUITIZATION: $2,000 MISSTATEMENT OF AGE OR SEX INTEREST RATE [0.50%] ANNUITY TABLES The rates in Tables 1 and 2 below are applied to the Account Value less any applicable Tax Charges, on the Annuity Date to compute the minimum amount of the annuity payment for the payout options described below. Table 1 is used to compute the amount of the annuity payment under Option 1 (Payments for Life with a Period Certain). Table 2 is used to compute the minimum initial annuity payment under Option 2 (Joint and Last Survivor). You may obtain additional information on your Annuity Options including a illustrative quote by contacting out Service Office Address referenced on the cover page of this Annuity. BASIS OF COMPUTATION FOR ANNUITY OPTIONS: We use an interest rate of 0.50% per year. The adjusted age is the Annuitant’s age as of the Annuitant’s last birthday prior to the date on which the first payment is due, adjusted as shown in the “Translation of Adjusted Age” table below. The actuarial basis of the Annuity Options is the Annuity 2000 (ANB) valuation mortality table, with four-year age setback and projected mortality improvement factors (modified Scale G) projected from the age at annuitization to the age at which the probability of survival is needed in the calculation of the annuity payment. We used modified Scale G to extend morality improvements to the uppermost ages of the mortality table.

ANNUITY SCHEDULE (Continued)

Translation of Adjusted Age			
Calendar Year in Which First Payment Is Due	Adjusted Age	Calendar Year in Which First Payment Is Due	Adjusted Age
2020 through 2029	Actual Age minus 2	2070 through 2079	Actual Age minus 7
2030 through 2039	Actual Age minus 3	2080 through 2089	Actual Age minus 8
2040 through 2049	Actual Age minus 4	2090 through 2099	Actual Age minus 9
2050 through 2059	Actual Age minus 5	2100 through 2109	Actual Age minus 10
2060 through 2069	Actual Age minus 6		

AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 APPLIED

ANNUITY OPTION 1 Table – Payments for Life with 120 Months Period Certain								
Adjusted Age	Male	Female	Adjusted Age	Male	Female	Adjusted Age	Male	Female
41	1.87	1.73	61	3.02	2.72	81	5.95	5.51
42	1.91	1.77	62	3.11	2.80	82	6.15	5.73
43	1.95	1.8	63	3.21	2.88	83	6.34	5.95
44	1.99	1.83	64	3.31	2.97	84	6.53	6.17
45	2.03	1.87	65	3.42	3.06	85	6.72	6.38
46	2.07	1.90	66	3.53	3.16	86	6.90	6.60
47	2.12	1.94	67	3.65	3.27	87	7.07	6.80
48	2.17	1.98	68	3.78	3.38	88	7.24	7.00
49	2.22	2.03	69	3.91	3.49	89	7.39	7.19
50	2.27	2.07	70	4.05	3.62	90	7.54	7.36
51	2.32	2.12	71	4.19	3.75	91	7.67	7.52
52	2.38	2.16	72	4.34	3.89	92	7.80	7.67
53	2.44	2.21	73	4.50	4.03	93	7.91	7.80
54	2.50	2.27	74	4.67	4.19	94	8.02	7.92
55	2.56	2.32	75	4.84	4.35	95	8.11	8.03
56	2.63	2.38	76	5.01	4.53			
57	2.70	2.44	77	5.19	4.71			
58	2.77	2.51	78	5.38	4.90			
59	2.85	2.57	79	5.57	5.10			
60	2.94	2.64	80	5.76	5.30			

P-VA/IND-SCH(11/20)-NY 5

P-VA/IND-SCH(11/20)-NY 6 ANNUITY SCHEDULE (Continued) ANNUITY OPTION 2 Table - Joint and Last Survivor Male Adjusted Age Female Adjusted Age 45 50 55 60 65 70 75 80 85 90 95 45 1.71 1.79 1.86 1.92 1.96 1.99 2.01 2.02 2.03 2.03 2.03 50 1.76 1.87 1.98 2.07 2.14 2.19 2.22 2.25 2.26 2.27 2.27 55 1.80 1.94 2.08 2.21 2.32 2.41 2.48 2.52 2.55 2.56 2.57 60 1.82 1.99 2.16 2.34 2.51 2.65 2.77 2.85 2.90 2.93 2.95 65 1.84 2.02 2.22 2.44 2.68 2.9 3.09 3.24 3.35 3.41 3.44 70 1.85 2.04 2.26 2.53 2.82 3.13 3.44 3.70 3.90 4.03 4.10 75 1.86 2.05 2.29 2.58 2.92 3.32 3.76 4.18 4.54 4.81 4.97 80 1.86 2.06 2.31 2.61 3.00 3.47 4.03 4.64 5.24 5.73 6.07 85 1.87 2.07 2.32 2.63 3.04 3.56 4.22 5.03 5.92 6.75 7.40 90 1.87 2.07 2.32 2.64 3.06 3.62 4.35 5.31 6.49 7.74 8.86 95 1.87 2.07 2.33 2.65 3.08 3.65 4.43 5.50 6.91 8.60 10.29 VARIABLE SEPARATE ACCOUNT(S): Pruco Life of New Jersey Flexible Premium Variable Annuity Account RIDERS AND ENDORSEMENTS MADE A PART OF THE ANNUITY ON THE ISSUE DATE: [Individual Retirement Annuity Endorsement]